Exhibit 99.1FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS STRONG OPERATIONAL PERFORMANCE IN FISCAL 2015 SECOND QUARTER

•	Solid gross margin expansion within legacy businesses in all regions, despite negative foreign currency translation

•	Net sales for the Company’s U.S. and Canada business increased over 22% compared with the prior-year period

•
Net loss from continuing operations of $888 thousand, or $0.03 per diluted share, includes impact of one-time CEO transition costs, restructuring, acquisition and integration and related costs; adjusted net income from continuing operations, excluding certain items, was $11.5 million, or $0.39 per diluted share, as previously estimated

•
Maintains previously revised full-year fiscal 2015 adjusted net income guidance to a range of $2.50 to $2.55 per diluted share, which does not include the impact of the previously announced acquisition of Citadel Plastics, which is expected to close on track in the third quarter of fiscal 2015

AKRON, Ohio - April 6, 2015 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2015 second quarter ended February 28, 2015.

Bernard Rzepka, president and chief executive officer, said, “I am encouraged by the improved operational results in all of our regions during the quarter, including the strong increase in our gross margins as a percent of revenue, compared to the year-ago quarter. These results are a testament to the success of our organic growth initiatives, relentless cost reduction and restructuring activities - as well as the contributions from well-integrated acquisitions - that delivered considerable offset against the negative impact of the rapid decline of the foreign currency.”

Fiscal Second-Quarter Results
Consolidated net sales for the fiscal 2015 second quarter were $542.3 million, compared with $588.5 million in the prior-year quarter. Foreign currency translation negatively impacted net sales by $59.7 million. Incremental net sales in the second quarter of fiscal 2015 from the Company’s recent acquisitions contributed $36.7 million. Gross margin, excluding certain items, in the second quarter as a percent of net sales improved to 14.5% compared with 12.8% in the prior-year period.

Rzepka continued, “Once again, EMEA not only held its own in a challenging environment, but was able to improve operating margins in local currencies during the second quarter of fiscal 2015. We achieved substantial progress in the U.S. and Canada business as a result of our focus on rebuilding our added-value businesses in this high-growth region. Latin America had been challenged in previous quarters but - through vigorous restructuring activities - we are very pleased to see meaningful progress being made. And in our APAC region, despite the competitive environment, we see continuing volume strength and gross margin expansion.”

EMEA net sales were $315.1 million compared with $383.0 million in the same prior-year period. Excluding the unfavorable impact of foreign currency translation of $51.7 million, sales declined by 4.2%, primarily due to lower sales prices as a result of declining raw material prices. These declines were partially offset by increased organic volumes in the Masterbatch Solutions product family, as well as the incremental contribution of the Ferro Specialty Plastics acquisition which increased net sales by $9.7 million. EMEA gross profit was $44.5 million. Excluding the negative impact of foreign currency translation of $6.6 million, gross profit increased by $3.6 million, or 7.5%, primarily due to improved product mix and inventory management as well as the incremental contribution of the Ferro Specialty Plastics acquisition.

Net sales for the U.S. and Canada (“USCAN”) were $133.4 million, an increase of 22.8% in the second quarter compared with the prior-year period. During the second quarter, the incremental contribution of the Prime Colorants and Ferro Specialty Plastics acquisitions was $24.6 million in net sales. Excluding the impact of foreign currency translation and acquisitions, price per pound increased as a result of the Company’s strategy to improve product mix in the region. Foreign currency translation negatively impacted net sales by $0.4 million. USCAN gross profit was $19.7 million, an increase of $6.4 million from the same period last year. The benefits of recent acquisitions and related integration, along with improved mix on gross profit were partially offset by unfavorable foreign currency translation.

LATAM net sales for the quarter were $41.1 million, a decrease of $7.3 million compared with the prior-year period. Excluding the unfavorable impact of foreign currency translation, which decreased net sales by $5.6 million, average price per pound increased principally driven by improved product mix. LATAM gross profit was $7.1 million, a decrease of $0.8 million from the comparable period last year. The benefits of improved product mix were offset by unfavorable foreign currency translation of $0.9 million.

APAC net sales were $52.6 million, an increase of $4.2 million compared with the prior-year period. During the second quarter, the Compco acquisition contributed net sales of $2.4 million, which was offset by approximately $2.0 million negative impact of foreign currency translation. APAC gross profit was $7.4 million, an increase of $0.9 million compared with the prior-year period. Gross profit benefited from the positive contribution of the Compco acquisition and increased organic volume.

Working Capital/Cash Flow
Cash provided from operations was $1.1 million in the six months ended February 28, 2015, an improvement of $9.8 million. Working capital days for the second quarter of fiscal 2015 were approximately the same as the prior year quarter.

Capital expenditures for the quarter were $21.2 million, compared with $16.5 million for the prior-year quarter. These expenditures were primarily related to the regular and ongoing investment in the Company's global manufacturing facilities and technical innovation and collaboration centers. During the six months ended February 28, 2015, the Company declared and paid quarterly cash dividends of $0.41 per common share. The total amount of these dividends was $12.0 million.

Joseph Levanduski, chief financial officer, said, “Our balance sheet remains strong and continues to be a strength of this Company. We will maintain discipline as we approach the upcoming close of the previously announced Citadel acquisition, which is on track to close in the third quarter of fiscal 2015. Our operational performance remains strong even after giving full effect to the rapid foreign exchange impact.”

Year-to-Date Results
Net sales for the six months ended February 28, 2015 were $1,157.3 million, compared with $1,173.9 million for the same period last year. Incremental net sales for the six months from the Company’s recent acquisitions contributed $95.9 million. Foreign currency translation unfavorably impacted net sales for the six months ended February 28, 2015 by $85.9 million.

Operating Income before certain items for the six months ended February 28, 2015 was $47.0 million, an increase of $3.2 million compared to the same prior year period.

Business Outlook
Rzepka said, “We are again committed, despite the foreign currencies declines, to realize another year of earnings per share growth from our 2014 adjusted results of $2.36 per diluted share. On March 23, we revised our previously announced fiscal 2015 full-year adjusted net income guidance to $2.50 to $2.55 per diluted share, which is a 6 percent to 8 percent improvement in earnings despite the negative impact of the continuing steep decline of the euro and other foreign currencies. This revision in full-year guidance does not include any contributions from the pending acquisition of Citadel.”

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2015 second-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Tuesday, April 7, 2015, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 3,900 people and has 42 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2014. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include segment gross profit, SG&A expenses excluding certain items, segment operating income, operating income before certain items, net income excluding certain items and net income per diluted share excluding certain items, as discussed further in the Reconciliation of GAAP and Non-GAAP Financial Measures below. These non-GAAP financial measures are considered relevant to aid analysis and understanding of the Company’s results and business trends. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are gross profit, SG&A expenses, operating income, net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as "anticipate,” "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•
effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our ability to consummate the Citadel acquisition and the timing of the closing thereof for any reason, whether or not the fault of the Company;

•	the failure to obtain the necessary financing in connection with the Citadel acquisition for any reason, whether or not the fault of the Company;

•	the impact of the indebtedness incurred to finance the Citadel acquisition;

•
integration of the business of Citadel with our existing business, including the risk that the integration will be more costly or more time consuming and complex or simply less effective than anticipated;

•	our ability to achieve the anticipated synergies, cost savings and other benefits from the Citadel acquisition;

•	transaction and acquisition-related costs incurred in connection with the Citadel acquisition and related transactions; and

•	substantial time devoted by management to the integration after the closing of the Citadel acquisition.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2014. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer.Beeman@aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended February 28,		Six months ended February 28,
	2015	2014	2015	2014
	Unaudited (In thousands, except per share data)
Net sales	$542,295	$588,508	$1,157,348	$1,173,905
Cost of sales	464,221	514,209	992,430	1,020,498
Selling, general and administrative expenses	70,093	58,713	130,640	116,111
Restructuring expense	2,662	1,727	7,881	3,505
Asset impairment	—	104	—	104
Operating income	5,319	13,755	26,397	33,687
Interest expense	2,311	2,488	4,670	4,679
Interest income	(66)	(81)	(161)	(143)
Foreign currency transaction (gains) losses	1,141	1,466	2,240	2,148
Other (income) expense, net	(245)	(193)	(404)	(271)
Gain on early extinguishment of debt	(1,290)	—	(1,290)	—
Income (loss) from continuing operations before taxes	3,468	10,075	21,342	27,274
Provision (benefit) for U.S. and foreign income taxes	3,971	3,427	8,457	7,995
Income (loss) from continuing operations	(503)	6,648	12,885	19,279
Income (loss) from discontinued operations, net of tax	(58)	347	(68)	3,002
Net income (loss)	(561)	6,995	12,817	22,281
Noncontrolling interests	(327)	(136)	(547)	(351)
Net income (loss) attributable to A. Schulman, Inc.	$(888)	$6,859	$12,270	$21,930

Weighted-average number of shares outstanding:
Basic	29,138	29,059	29,078	29,038
Diluted	29,138	29,277	29,538	29,240

Basic earnings per share attributable to A. Schulman, Inc.
Income (loss) from continuing operations	$(0.03)	$0.23	$0.42	$0.65
Income (loss) from discontinued operations	—	0.01	—	0.11
Net income (loss) attributable to A. Schulman, Inc.	$(0.03)	$0.24	$0.42	$0.76

Diluted earnings per share attributable to A. Schulman, Inc.
Income (loss) from continuing operations	$(0.03)	$0.22	$0.42	$0.65
Income (loss) from discontinued operations	—	0.01	—	0.10
Net income (loss) attributable to A. Schulman, Inc.	$(0.03)	$0.23	$0.42	$0.75

Cash dividends per common share	$0.205	$0.200	$0.410	$0.400

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	February 28, 2015	August 31, 2014
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$91,872	$135,493
Accounts receivable, less allowance for doubtful accounts of $9,520 at February 28, 2015 and $10,844 at August 31, 2014	354,257	384,444
Inventories	257,464	292,141
Prepaid expenses and other current assets	40,399	40,473
Total current assets	743,992	852,551
Property, plant and equipment, at cost:
Land and improvements	25,883	28,439
Buildings and leasehold improvements	144,951	160,858
Machinery and equipment	373,938	398,563
Furniture and fixtures	32,020	41,255
Construction in progress	20,523	16,718
Gross property, plant and equipment	597,315	645,833
Accumulated depreciation	357,346	391,912
Net property, plant and equipment	239,969	253,921
Deferred charges and other noncurrent assets	73,211	65,079
Goodwill	192,940	202,299
Intangible assets, net	123,932	138,634
Total assets	$1,374,044	$1,512,484
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$251,091	$314,957
U.S. and foreign income taxes payable	4,426	6,385
Accrued payroll, taxes and related benefits	42,232	54,199
Other accrued liabilities	46,067	46,054
Short-term debt	24,197	31,748
Total current liabilities	368,013	453,343
Long-term debt	365,406	339,546
Pension plans	112,501	129,949
Deferred income taxes	22,003	23,826
Other long-term liabilities	26,485	29,369
Total liabilities	894,408	976,033
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,367 shares at February 28, 2015 and 48,185 shares at August 31, 2014	48,367	48,185
Additional paid-in capital	272,934	268,545
Accumulated other comprehensive income (loss)	(73,801)	(16,691)
Retained earnings	607,162	606,898
Treasury stock, at cost, 19,079 shares at February 28, 2015 and 18,973 shares at August 31, 2014	(383,170)	(379,894)
Total A. Schulman, Inc.’s stockholders’ equity	471,492	527,043
Noncontrolling interests	8,144	9,408
Total equity	479,636	536,451
Total liabilities and equity	$1,374,044	$1,512,484

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended February 28,
	2015	2014
	Unaudited (In thousands)
Operating from continuing and discontinued operations:
Net income	$12,817	$22,281
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	17,990	16,419
Amortization	8,271	6,669
Deferred tax provision (benefit)	(96)	(2,895)
Pension, postretirement benefits and other compensation	6,173	4,494
Restricted stock compensation - CEO transition costs, net of cash	4,789	—
Asset impairment	—	104
Gain on sale of assets from discontinued operations	—	(3,331)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4,197)	(21,283)
Inventories	3,838	(13,107)
Accounts payable	(38,126)	(15,534)
Income taxes	(1,210)	229
Accrued payroll and other accrued liabilities	(3,159)	375
Other assets and long-term liabilities	(6,003)	(3,100)
Net cash provided from (used in) operating activities	1,087	(8,679)
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(21,238)	(16,541)
Investment in equity investees	(12,456)	—
Proceeds from the sale of assets	1,366	4,738
Business acquisitions, net of cash	(6,698)	(115,624)
Net cash provided from (used in) investing activities	(39,026)	(127,427)
Financing from continuing and discontinued operations:
Cash dividends paid	(12,006)	(11,777)
Increase (decrease) in short-term debt	(3,415)	2,469
Borrowings on long-term debt	122,330	686,955
Repayments on long-term debt including current portion	(91,381)	(583,914)
Payment of debt issuance costs	—	(1,782)
Noncontrolling interests' contributions (distributions)	(1,750)	—
Issuances of stock, common and treasury	132	276
Redemptions of common stock	(4,999)	(361)
Purchases of treasury stock	(3,335)	(1,116)
Net cash provided from (used in) financing activities	5,576	90,750
Effect of exchange rate changes on cash	(11,258)	1,355
Net increase (decrease) in cash and cash equivalents	(43,621)	(44,001)
Cash and cash equivalents at beginning of period	135,493	134,054
Cash and cash equivalents at end of period	$91,872	$90,053

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures

Three months ended February 28, 2015	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Asset Impairment	Operating Income	Operating Income per Pound	Income Tax Expense (benefit)	Net Income Attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$464,221	14.4%	$70,093	$2,662	$—	$5,319	$0.010	$3,971	$(888)	$(0.03)
Certain items:
Costs related to acquisitions and integrations (1)	(65)		(3,272)	—	—	3,337		202	3,135	0.11
Restructuring and related costs (2)	(298)		(819)	(2,662)	—	3,779		519	3,260	0.11
CEO transition costs (3)	—		(6,167)	—	—	6,167		—	6,167	0.21
Asset write-downs (4)	(298)		—	—	—	298		—	298	0.01
Gain on early extinguishment of debt (6)	—		—	—	—	—		(428)	(863)	(0.03)
Tax benefits (charges)	—		—	—	—	—		(283)	283	0.01
Loss (income) from discontinued operations	—		—	—	—	—			58	—
Total certain items	(661)	0.1%	(10,258)	(2,662)	—	13,581	0.026	10	12,338	0.42
As Adjusted	$463,560	14.5%	$59,835	$—	$—	$18,900	$0.037	$3,981	$11,450	$0.39

Percentage of Revenue			11.0%			3.5%			2.1%

Three months ended February 28, 2014	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Asset Impairment	Operating Income	Operating Income per Pound	Income Tax Expense (benefit)	Net Income Attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$514,209	12.6%	$58,713	$1,727	$104	$13,755	$0.027	$3,427	$6,859	$0.23
Certain items:
Costs related to acquisitions and integrations (1)	(34)		(1,817)	—	—	1,851		30	1,821	0.06
Restructuring and related costs (2)	(137)		(928)	(1,727)	—	2,792		279	2,513	0.09
Asset write-downs (4)	—		—	—	(104)	104		34	70	—
Inventory step-up (5)	(782)		—	—	—	782		—	782	0.03
Tax benefits (charges)	—		—	—	—	—		426	(426)	(0.01)
Loss (income) from discontinued operations	—		—	—	—	—	—	—	(347)	(0.01)
Total certain items	(953)	0.2%	(2,745)	(1,727)	(104)	5,529	0.012	769	4,413	0.16
As Adjusted	$513,256	12.8%	$55,968	$—	$—	$19,284	$0.039	$4,196	$11,272	$0.39

Percentage of Revenue			9.5%			3.3%			1.9%

Six months ended February 28, 2015	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Asset Impairment	Operating Income	Operating Income per Pound	Income Tax Expense (benefit)	Net Income Attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$992,430	14.2%	$130,640	$7,881	$—	$26,397	$0.025	$8,457	$12,270	$0.42
Certain items:
Costs related to acquisitions and integrations (1)	(115)		(4,274)	—	—	4,389		278	4,111	0.14
Restructuring and related costs (2)	(298)		(1,180)	(7,881)	—	9,359		2,002	7,357	0.24
CEO transition costs (3)	—		(6,167)	—	—	6,167		—	6,167	0.21
Asset write-downs (4)	(298)		—	—	—	298		—	298	0.01
Inventory step-up (5)	(341)		—	—	—	341		102	239	0.01
Gain on early extinguishment of debt (6)	—		—	—	—	—		(428)	(863)	(0.03)
Tax benefits (charges)	—		—	—	—	—		(282)	282	0.01
Loss (income) from discontinued operations	—		—	—	—			—	68	—
Total certain items	(1,052)	0.1%	(11,621)	(7,881)	—	20,554	0.019	1,672	17,659	0.59
As Adjusted	$991,378	14.3%	$119,019	$—	$—	$46,951	$0.044	$10,129	$29,929	$1.01

Percentage of Revenue			10.3%			4.1%			2.6%

Six months ended February 28, 2014	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Asset Impairment	Operating Income	Operating Income per Pound	Income Tax Expense (benefit)	Net Income Attributable to A. Schulman, Inc.	Diluted EPS
	(In thousands, except for %'s, per pound and per share data)
As reported	$1,020,498	13.1%	$116,111	$3,505	$104	$33,687	$0.034	$7,995	$21,930	$0.75
Certain items:
Costs related to acquisitions and integrations (1)	(34)		(2,453)	—	—	2,487		125	2,370	0.08
Restructuring and related costs (2)	(500)		(2,159)	(3,505)	—	6,164		601	5,852	0.20
Asset write-downs (4)	(108)		—	—	(104)	212		34	178	0.01
Inventory step-up (5)	(1,199)		—	—	—	1,199		98	1,101	0.04
Tax benefits (charges)						—		427	(427)	(0.02)
Loss (income) from discontinued operations									(3,002)	(0.10)
Total certain items	(1,841)	0.1%	(4,612)	(3,505)	(104)	10,062	0.010	1,285	6,072	0.21
As Adjusted	$1,018,657	13.2%	$111,499	$—	$—	$43,749	$0.044	$9,280	$28,002	$0.96

Percentage of Revenue			9.5%			3.7%			2.4%

1 - Costs related to acquisitions and integrations primarily include third party professional, legal, IT and other expenses associated with successful and unsuccessful full or partial acquisition and divestiture/dissolution transactions, as well as certain employee-related expenses such as travel, one-time bonuses and post-acquisition severance separate from a formal restructuring plan.
2 - Restructuring and related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.
3 - CEO transition costs represent a one-time charge for the modification and accelerated vesting upon retirement of the outstanding equity compensation awards granted to Joseph M. Gingo in 2013 and 2014.
4 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
5 - Inventory step-up costs represent the amortization of adjustments to fair value of inventory acquired for acquisition purchase accounting.
6 - Represents a pre-tax net gain of $1.3 million on the early extinguishment of debt.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Net Sales				Pounds Sold
	Three months ended February 28,
EMEA	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$29,235	$35,913	$(6,678)	(18.6)%	10,770	11,641	(871)	(7.5)%
Masterbatch Solutions	99,779	105,625	(5,846)	(5.5)%	93,068	83,217	9,851	11.8%
Engineered Plastics	89,695	115,132	(25,437)	(22.1)%	63,491	69,605	(6,114)	(8.8)%
Specialty Powders	35,286	43,368	(8,082)	(18.6)%	43,603	42,469	1,134	2.7%
Distribution Services	61,151	82,986	(21,835)	(26.3)%	97,926	99,284	(1,358)	(1.4)%
Total EMEA	$315,146	$383,024	$(67,878)	(17.7)%	308,858	306,216	2,642	0.9%

	Net Sales				Pounds Sold
	Three months ended February 28,
USCAN	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$10,093	$8,417	$1,676	19.9%	3,395	2,849	546	19.2%
Masterbatch Solutions	39,101	30,397	8,704	28.6%	50,533	44,923	5,610	12.5%
Engineered Plastics	44,894	31,827	13,067	41.1%	27,972	20,439	7,533	36.9%
Specialty Powders	22,390	21,041	1,349	6.4%	33,678	34,619	(941)	(2.7)%
Distribution Services	16,956	17,010	(54)	(0.3)%	17,891	17,734	157	0.9%
Total USCAN	$133,434	$108,692	$24,742	22.8%	133,469	120,564	12,905	10.7%

	Net Sales				Pounds Sold
	Three months ended February 28,
LATAM	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$1,236	$864	$372	43.1%	504	344	160	46.5%
Masterbatch Solutions	20,247	23,667	(3,420)	(14.5)%	14,544	15,737	(1,193)	(7.6)%
Engineered Plastics	10,775	12,197	(1,422)	(11.7)%	7,892	8,638	(746)	(8.6)%
Specialty Powders	8,875	11,679	(2,804)	(24.0)%	7,453	10,951	(3,498)	(31.9)%
Distribution Services	—	—	—	N/A	—	—	—	N/A
Total LATAM	$41,133	$48,407	$(7,274)	(15.0)%	30,393	35,670	(5,277)	(14.8)%

	Net Sales				Pounds Sold
	Three months ended February 28,
APAC	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$2,702	$571	$2,131	373.2%	1,823	429	1,394	324.9%
Masterbatch Solutions	19,324	19,883	(559)	(2.8)%	19,715	17,930	1,785	10.0%
Engineered Plastics	27,466	23,884	3,582	15.0%	19,426	16,013	3,413	21.3%
Specialty Powders	2,682	3,776	(1,094)	(29.0)%	2,776	3,461	(685)	(19.8)%
Distribution Services	408	271	137	50.6%	517	361	156	43.2%
Total APAC	$52,582	$48,385	$4,197	8.7%	44,257	38,194	6,063	15.9%

	Net Sales				Pounds Sold
	Six months ended February 28,
EMEA	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$62,694	$71,986	$(9,292)	(12.9)%	22,280	23,972	(1,692)	(7.1)%
Masterbatch Solutions	216,179	214,527	1,652	0.8%	190,398	168,557	21,841	13.0%
Engineered Plastics	198,968	237,348	(38,380)	(16.2)%	135,181	144,762	(9,581)	(6.6)%
Specialty Powders	76,735	90,408	(13,673)	(15.1)%	87,045	89,467	(2,422)	(2.7)%
Distribution Services	131,761	161,217	(29,456)	(18.3)%	190,412	191,678	(1,266)	(0.7)%
Total EMEA	$686,337	$775,486	$(89,149)	(11.5)%	625,316	618,436	6,880	1.1%

	Net Sales				Pounds Sold
	Six months ended February 28,
USCAN	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$20,315	$15,557	$4,758	30.6%	6,817	5,028	1,789	35.6%
Masterbatch Solutions	82,437	61,095	21,342	34.9%	108,693	92,564	16,129	17.4%
Engineered Plastics	92,668	56,599	36,069	63.7%	58,053	37,401	20,652	55.2%
Specialty Powders	48,659	43,228	5,431	12.6%	77,820	75,245	2,575	3.4%
Distribution Services	34,062	28,154	5,908	21.0%	35,050	30,110	4,940	16.4%
Total USCAN	$278,141	$204,633	$73,508	35.9%	286,433	240,348	46,085	19.2%

	Net Sales				Pounds Sold
	Six months ended February 28,
LATAM	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$2,403	$1,890	$513	27.1%	951	769	182	23.7%
Masterbatch Solutions	42,202	46,445	(4,243)	(9.1)%	29,527	30,624	(1,097)	(3.6)%
Engineered Plastics	22,968	24,509	(1,541)	(6.3)%	16,579	17,281	(702)	(4.1)%
Specialty Powders	19,741	26,149	(6,408)	(24.5)%	16,280	22,446	(6,166)	(27.5)%
Distribution Services	—	—	—	N/A	—	—	—	N/A
Total LATAM	$87,314	$98,993	$(11,679)	(11.8)%	63,337	71,120	(7,783)	(10.9)%

	Net Sales				Pounds Sold
	Six months ended February 28,
APAC	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$5,932	$1,273	$4,659	366.0%	4,194	962	3,232	336.0%
Masterbatch Solutions	39,663	40,409	(746)	(1.8)%	38,568	35,473	3,095	8.7%
Engineered Plastics	52,742	45,282	7,460	16.5%	36,331	29,593	6,738	22.8%
Specialty Powders	6,455	7,026	(571)	(8.1)%	6,467	6,423	44	0.7%
Distribution Services	764	803	(39)	(4.9)%	927	1,005	(78)	(7.8)%
Total APAC	$105,556	$94,793	$10,763	11.4%	86,487	73,456	13,031	17.7%

	Net Sales				Pounds Sold
	Three months ended February 28,
Consolidated	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$43,266	$45,765	$(2,499)	(40.0)%	16,492	15,263	1,229	(31.3)%
Masterbatch Solutions	178,451	179,572	(1,121)	(34.0)%	177,860	161,807	16,053	(27.1)%
Engineered Plastics	172,830	183,040	(10,210)	(37.4)%	118,781	114,695	4,086	(32.9)%
Specialty Powders	69,233	79,864	(10,631)	(43.5)%	87,510	91,500	(3,990)	(36.9)%
Distribution Services	78,515	100,267	(21,752)	(49.0)%	116,334	117,379	(1,045)	(38.6)%
Total Consolidated	$542,295	$588,508	$(46,213)	(39.4)%	516,977	500,644	16,333	(33.0)%

	Net Sales				Pounds Sold
	Six months ended February 28,
Consolidated	2015	2014	$ Change	% Change	2015	2014	Lbs. Change	% Change
	(In thousands, except for %'s)
Custom Performance Color	$91,344	$90,706	$638	(16.7)%	34,242	30,731	3,511	(8.1)%
Masterbatch Solutions	380,481	362,476	18,005	(11.6)%	367,186	327,218	39,968	(6.1)%
Engineered Plastics	367,346	363,738	3,608	(15.0)%	246,144	229,037	17,107	(10.8)%
Specialty Powders	151,590	166,811	(15,221)	(23.6)%	187,612	193,581	(5,969)	(18.4)%
Distribution Services	166,587	190,174	(23,587)	(26.8)%	226,389	222,793	3,596	(18.3)%
Total Consolidated	$1,157,348	$1,173,905	$(16,557)	(17.2)%	1,061,573	1,003,360	58,213	(12.3)%

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(continued)

	Three months ended February 28,		Six months ended February 28,
	2015	2014	2015	2014
	Unaudited (In thousands, except for %'s)
Segment gross profit
EMEA	$44,507	$47,499	$94,213	$99,439
USCAN	19,745	13,370	44,374	27,120
LATAM	7,101	7,856	12,751	15,539
APAC	7,382	6,527	14,632	13,150
Total segment gross profit	78,735	75,252	165,970	155,248
Inventory step-up	—	(782)	(341)	(1,199)
Accelerated depreciation, restructuring and related costs	(596)	(137)	(596)	(608)
Costs related to acquisitions and integrations	(65)	(34)	(115)	(34)
Total gross profit	$78,074	$74,299	$164,918	$153,407

Segment operating income
EMEA	$16,277	$17,553	$36,316	$37,972
USCAN	5,925	2,839	17,317	6,699
LATAM	2,281	3,430	2,877	6,933
APAC	3,423	3,176	6,931	6,542
Total segment operating income	27,906	26,998	63,441	58,146
Corporate	(9,006)	(7,714)	(16,490)	(14,397)
Costs related to acquisitions and integrations	(3,337)	(1,851)	(4,389)	(2,487)
Restructuring and related costs	(3,779)	(2,792)	(9,359)	(6,164)
CEO transition costs	(6,167)	—	(6,167)	—
Asset impairment	—	(104)	—	(104)
Accelerated depreciation	(298)	—	(298)	(108)
Inventory step-up	—	(782)	(341)	(1,199)
Operating income	5,319	13,755	26,397	33,687
Interest expense, net	(2,245)	(2,407)	(4,509)	(4,536)
Foreign currency transaction gains (losses)	(1,141)	(1,466)	(2,240)	(2,148)
Other income (expense), net	245	193	404	271
Gain on early extinguishment of debt	1,290	—	1,290	—
Income from continuing operations before taxes	$3,468	$10,075	$21,342	$27,274

Capacity utilization
EMEA	74%	77%	81%	82%
USCAN	60%	56%	63%	60%
LATAM	64%	74%	68%	80%
APAC	62%	72%	64%	70%
Worldwide	67%	69%	71%	73%